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                     GREAT WESTERN FINANCIAL CORPORATION
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               [Talking Points used in a Presentation made to
                    Institutional Shareholder Services]

                                   May 22, 1997

                     GREAT WESTERN FINANCIAL CORPORATION

                Summary of Issues Relating to Solicitation by
                  H.F. Ahmanson & Company For Three Seats on
                  Great Western's Board of Directors and in
                  Support of Five Separate By-law Amendments

     1.   Election of Directors

          * Ahmanson repeatedly asserts that its three nominees "are not committed to any particular proposal" and "will in no way be controlled by or acting at the direction of Ahmanson." This is not credible. Despite the fact that, if elected, Ahmanson's nominees will have fiduciary duties to all Great Western shareholders, they can be expected to serve Ahmanson's interests.

               - On April 21, 1997, the press reported a statement by Charles Rinehart that electing three directors to Great Western's Board was key to Ahmanson's plan to take over Great Western.

               - In Ahmanson's lawsuit relating to the date of the Annual Meeting, the Delaware Chancery Court, in a slip opinion, stated: "Ahmanson was pressing the Court to ... serve primarily Ahmanson's individual strategic interests as a bidder, as distinguished from the interests of Great Western shareholders generally."

          * Throughout the past 3 months, the Great Western Board has done exactly what a Board of Directors should do in responding to a bid for a company. It has always acted in the best interests of shareholders. There is no issue of attempted entrenchment. The Washington Mutual merger, based on comparative market prices of Ahmanson and Washington Mutual on March 6 (the day of announcement), delivered almost $700 million of additional value to Great Western stockholders.

               - Without the Washington Mutual merger, Great Western shareholders today would have an Ahmanson proposal for 1.05 shares, which currently would be worth about $830 million less than the Washington Mutual merger.

          * Great Western's Board is overwhelmingly comprised of independent directors. The Board has acted reasonably, rationally, and in the best interests of its shareholders, in determining that:

               - Washington Mutual is the superior merger partner, and

               - The Washington Mutual merger will provide superior value to shareholders

               Even the current indicated values of the Ahmanson proposal and the Washington Mutual merger are roughly equivalent.

          * In order to induce Washington Mutual to enter into the merger agreement, Great Western agreed to a standard "no shop" clause. This enables the Board to act in accordance with its fiduciary duties, but does not permit Great Western to enter into discussions with third parties, including Ahmanson, except in accordance with its fiduciary obligations. The Great Western Board's decision not to enter into discussions with Ahmanson is both reasonable and rational, and consistent with Great Western's obligations under the Washington Mutual merger agreement.

          * In the event that Great Western shareholders do not approve the Washington Mutual merger -- which the Board believes is unlikely -- the Board will examine all available options. This should be done by Great Western's independent Board which will serve the interests of all shareholders, without the three designees of a potential acquiror (Ahmanson) seeking to influence the Board's decisions.

          * There is no reason to question the motives or decisions of Great Western's Board, nor is there anything about Ahmanson's proposal that should cast any doubt on whether the Board has reasonably acted in the shareholders' best interests.

     2.   Proposed By-law Amendments

          *    Ahmanson's five proposed By-law amendments are:

               1. Calling of Special Meetings of Shareholders by the holders of 10% of Great Western's stock.

               2. Prohibiting persons previously defeated in an election from being appointed to fill vacancies on the Board.

               3. Requiring an Ahmanson nominee, if elected, to serve on any executive or comparable committee of the Board.

               4. Specifying that certain information be included in notices of Board meetings.

               5. Providing that only shareholders may amend or repeal any By-laws adopted at the 1997 Annual Meeting.

          * These proposed By-laws should be viewed in their totality as a further effort by Ahmanson to restrict the Great Western Board's ability and flexibility in responding to the Ahmanson proposal and protecting the interests of shareholders.

          * Ahmanson seeks to portray itself as an advocate of good governance. This is empty rhetoric. These proposals are in Ahmanson's interests; not the interests of Great Western's shareholders. Not one of these proposed amendments is included in Ahmanson's own By-laws.

               - For example, Ahmanson already has proposed ten separate By-law amendments or advisory resolutions in the consent solicitation and at the Annual Meeting. Ahmanson is engaging in three separate contested solicitations (the consent solicitation; the Annual Meeting; and the merger vote). The proposed By-law relating to Special Meetings of Shareholders could enable Ahmanson to align itself with the holders of a small minority of shares and repeatedly compel additional Special Meetings at which Ahmanson could present additional resolutions and proposed By-law amendments.

          * If Great Western's shareholders approve the Washington Mutual merger, these proposed By-law amendments will have no relevance. If the merger is not approved, Ahmanson should not be permitted to dictate or influence the Board's further responses.

     3.   The "Tone" of the Contest

          * Ahmanson is unfairly seeking to blame Great Western for the "tone" of the contest. Great Western is simply pursuing a strategic merger its Board believes is in the best interests of its shareholders. Ahmanson has attacked the Washington Mutual merger on every front, and has attacked Great Western, its directors, its advisors and Washington Mutual.

          * While the "tone" is irrelevant to the outcome and the interests of Great Western's shareholders, a few points should be made.

          * Any confusion that may exist in connection with Ahmanson's consent solicitation results from Ahmanson's own actions.

               - Ahmanson, in fact, insisted at first that the 5.2 million double voted shares be counted twice. It was only after Great Western brought a lawsuit that Ahmanson changed its position.

               - Ahmanson intentionally refused to cause a record date to be set for two of its five consent resolutions. It could easily have done so.

          * Ahmanson says Great Western did not want its shareholders to vote. This is false. The Annual Meeting was delayed until the situation stabilized and shareholders could make informed decisions. It is Ahmanson which is seeking to delay the merger vote for several months (six weeks after certification of the vote at the Annual Meeting; the certification itself could take approximately one month as was the case in the consent solicitation). If Ahmanson were truly confident it had the superior proposal, it would welcome a vote by our shareholders on the Washington Mutual merger.